Exhibit 99.1

1301 6th Avenue West. Bradenton, FL 34205
941/752-5900 • 1-877-COASTFL	FOR IMMEDIATE RELEASE For Further Information Contact: Tramm Hudson 941/993-5902

Coast Financial Holdings, Inc.,

Reports Financial Results for Third Quarter 2007

October 26, 2007 – (Bradenton, Florida) – Coast Financial Holdings, Inc. (NASDAQ: CFHI), parent company of Coast Bank of Florida today reported financial results for the quarter ended September 30, 2007.

For the quarter ended September 30, 2007 the company recorded a loss of $14.2 million, or $2.18 per share, as compared to a loss of $1.5 million, or $0.22 per share, reported for the quarter ended September 30, 2006. For the nine months ended September 30, 2007, the company has recorded a loss of $35.3 million, or $5.43 per share.

According to Coast Bank Acting President and Chief Executive Officer, Anne V. Lee, the losses posted in the quarter are reflective of the many critical issues facing the bank at this time. “As a result of the worsening downturn in the investor real estate market, where Coast Bank has significant exposure, non-performing assets continue to rise, severely depressing earnings.” Lee continued, “These increases in non-performing assets necessitate additional increases in the Provision for Loan Losses, further increasing the quarterly loss.”

For the quarter ended September 30, 2007, Coast Bank increased the provision for loan losses by $9.5 million.

Lee continued, “These factors, coupled with the constraints and significant expense of operating under a regulatory Cease and Desist order; the legal and professional fees associated with protecting the bank’s interest in properties associated with affected loans; the costs related to the prospective future acquisition, and the challenges of the current interest rate environment create a scenario where it is increasingly difficult for Coast Bank to realize a near-term profit.”

Income Statement Review

For the quarter ended September 30, 2007 net interest income before the provision for loan loss decreased 60.46% to $1.7 million, as compared to $4.3 million reported for the quarter ended September 30, 2006. Revenues (net interest income before the provision for loan losses plus other operating income) decreased 57.14% to $2.1 million in the quarter ended September 30, 2007 from the $4.9 million reported for the quarter ended September 30, 2006. Among the factors contributing to the reduction in income is the continuing increase in non-performing assets, primarily in the construction-to-permanent real estate portfolio, including affected loans and similar loans, where the financing by the borrowers was primarily for investment purposes.

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Net interest margin compressed in the quarter. For the quarter ended September 30, 2007 net interest margin was 0.98%, as compared to the 2.85% net interest margin reported for the quarter ended September 30, 2006.

Non-interest expenses decreased in the quarter. For the quarter ended September 30, 2007 non-interest expenses totaled $6.8 million; a decrease of less than one percent when compared to the $6.9 million reported for the quarter ended September 30, 2006.

Balance Sheet Review

Deposits increased 4.6%, or $27.7 million to $632.3 million, from $604.6 million reported at December 31, 2006. At September 30, 2007, non-interest bearing demand deposits, savings, NOW and money-market deposits totaled $97.7 million, a decrease of 41.9% when compared to the $168.2 million outstanding at December 31, 2006. During the reporting period, time deposits increased $98.2 million, or 22.5%, to $534.6 million from the $436.4 million outstanding at December 31, 2006.

Total loans decreased for the reporting period. As of September 30, 2007 net loans totaled $530.1 million, representing a decrease of $32.5 million, or 5.8%, compared to $562.6 million at December 31, 2006.

Total assets also decreased. As of September 30, 2007 assets totaled $664.5 million. This total is a decrease of $55.2 million, or 7.7%, compared to $719.7 million at December 31, 2006.

Total shareholder equity stood at $22.3 million as of September 30, 2007, a decrease of $34.9 million compared to $57.2 million reported at December 31, 2006.

Credit Quality Review

Non-performing assets increased during the past three months. Lee stated, “The bank continues to experience increases in non-performing assets related to the affected loans resulting from the CCI bankruptcy, as well as other construction-to-permanent loans initiated by individuals for investment purposes.” As of September 30, 2007 non-performing assets totaled $77.8 million, an increase of $76.8 million compared to $1.0 million reported at December 31, 2006.

Impact of Non-Performing Assets on Proposed Purchase Price

Under the terms of the agreement with First Banks, CFHI shareholders can receive up to $3.40 in cash for their shares upon closing of the transaction. The per-share price may be adjusted if, on the determination date each of the following conditions exist:

•	the Company’s allowance for loan and lease losses plus its tangible equity is less than 75% of the Company’s non-performing loans and leases plus other real estate owned (the Deficiency), and

•	The Deficiency is greater than $1 million.

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If each of the above conditions exists, then the aggregate cash consideration to be paid by First Banks will be reduced to the nearest $500,000 increment, rounded upward or downward, to the full amount of the Deficiency and the price per common share will be reduced accordingly. If the deficiency exceeds $10 million, then CFHI or First Banks, respectively, will have the right to terminate the merger agreement. Based on this formula and depending on the amount of the deficiency, the price paid per share could be reduced to $1.86 prior to triggering such termination rights. As of September 30, 2007, the deficiency was approximately $1,286,000 which would result in a payment of approximately $3.17 per share. In view of the current and anticipated performance of CFHI, it is likely that the deficiency will continue to increase in size and the amount paid per share will be further reduced.

Coast Financial Holdings, Inc.	Page 3 of 8	10/26/2007

COAST FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Earnings (Unaudited)

($ in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Interest income:
Loans	$8,578	$9,367	$27,713	$4,510
Securities	972	1,010	3,591	2,954
Other interest-earning assets	469	169	1,843	558

Total interest income	10,019	10,546	33,147	28,022

Interest expense:
Deposits	8,229	5,991	24,584	14,865
Borrowings	99	213	826	600

Total interest expense	8,328	6,204	25,410	15,465

Net interest income	1,691	4,342	7,737	12,557
Provision for loan losses	9,514	275	11,680	582

Net interest income after provision for loan losses	(7,823)	4,067	(3,943)	11,975

Noninterest income:
Service charges on deposit accounts	136	126	424	365
Gain on sale of loans held for sale	293	426	1,125	1,269
Other service charges and fees	18	9	53	42
Other	—	—	—	13

Total noninterest income	447	561	1,602	1,689

Noninterest expenses:
Employee compensation and benefits	2,473	3,616	8,231	8,777
Occupancy and equipment	1,319	1,268	3,937	3,320
Data processing	270	281	846	763
Professional fees	884	233	2,580	667
Telephone, postage and supplies	280	368	982	1,058
Advertising	159	522	712	1,463
FDIC and State assessments	730	44	1,677	122
Other	702	587	1,708	1,328

Total noninterest expenses	6,817	6,919	20,673	17,498

Loss before income tax expense (benefit)	(14,193)	(2,291)	(23,014)	(3,834)
Income tax expense (benefit)	—	(835)	12,320	(1,361)

Net loss	$(14,193)	$(1,456)	$(35,334)	$(2,473)

Loss per share, basic	$(2.18)	(0.22)	$(5.43)	(0.38)

Loss per share, diluted	$(2.18)	(0.22)	$(5.43)	(0.38)

Weighted-average number of common shares outstanding, basic	6,509,057	6,509,057	6,509,057	6,508,373

Weighted-average number of common shares outstanding, diluted	6,509,057	6,509,057	6,509,057	6,508,373

Coast Financial Holdings, Inc.	Page 4 of 8	10/26/2007

COAST FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets (unaudited)

($ in thousands, except per share amounts)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Cash and due from banks	9,833	13,952
Federal funds sold and securities purchased under agreements to resell	16,356	385

Cash and cash equivalents	26,189	14,337

Securities available for sale	72,727	92,013
Loans, net of allowance for loan losses of $34,798 and $25,710	530,077	562,574
Federal Home Loan Bank stock, at cost	1,319	3,035
Premises and equipment, net	26,093	27,598
Accrued interest receivable	4,094	4,119
Deferred income taxes	—	12,465
Other real estate owned	1,762	167
Other assets	2,191	3,361

Total assets	$664,452	719,669

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	$20,071	34,345
Savings, NOW and money-market deposits	77,652	133,819
Time deposits	534,580	436,408

Total deposits	632,303	604,572

Federal Home Loan Bank advances	—	41,000
Federal funds purchased	—	—
Repurchase agreement	—	—
Other borrowings	6,777	14,108
Other liabilities	3,121	2,813

Total liabilities	642,201	662,493

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $5 par value; 20,000,000 shares authorized, 6,509,057 and 6,509,057 shares issued and outstanding in 2007 and 2006	32,545	32,545
Additional paid-in capital	46,061	45,992
Accumulated deficit	(56,453)	(21,119)
Accumulated other comprehensive loss	98	(242)

Total stockholders’ equity	22,251	57,176

Total liabilities and stockholders’ equity	$664,452	719,669

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ADDITIONAL FINANCIAL INFORMATION

(in thousands)

	Sep 30, 2007	Jun 30, 2007	Sep 30, 2006
	(unaudited)	(unaudited)	(unaudited)
LOANS:
Commercial	$9,825	$12,684	13,970
Commercial real estate	121,310	125,197	136,952
Installment	56,367	56,110	45,852
Residential real estate	220,140	205,402	99,580
Residential construction	155,168	179,500	236,738

	562,810	578,893	533,092
Add (deduct):
Deferred loan costs, net	2,065	2,262	2,047
Allowance for loan losses	(34,798)	(26,666)	(3,748)

Loans, net	$530,077	$554,489	531,391

	Sep 30, 2007	Jun 30, 2007	Sep 30, 2006
	(unaudited)	(unaudited)	(unaudited)
NON - PERFORMING ASSETS:
Loans on Non - Accrual Status	$76,018	$63,671	814
Delinquent Loans on Accrual Status	—	—	—

Total Non - Performing Loans	76,018	63,671	814
Real Estate Owned (REO) / Repossessed assets	1,762	1,159	171

Total Non - Performing Assets	$77,780	$64,830	985

Total Non - Performing Assets / Total Assets	11.71%	8.74%	0.15%

	Three Months Ended		Nine Months Ended
	Sep 30, 2007	Sep 30, 2006	Sep 30, 2007	Sep 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
CHANGE IN THE ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of period	$26,666	$3,446	$25,710	$3,146
Provision for loan losses	9,514	275	11,680	582
Recoveries	3	39	25	64
Charge offs	(1,385)	(11)	(2,617)	(43)

Net charge offs	(1,382)	28	(2,592)	21

Balance at end of period	$34,798	$3,749	$34,798	$3,749

Net Charge-offs / Average Loans Outstanding	0.96%	(0.02)%	0.59%	(0.01)%
Allowance for Loan Losses / Total Loans Outstanding	6.16%	0.70%	6.16%	0.70%
Allowance for Loan Losses / Non - Performing Loans	45.78%	460.44%	45.78%	460.44%

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ADDITIONAL FINANCIAL INFORMATION

(in thousands)

(Rates / Ratios Annualized)

	Three Months Ended		Nine Months Ended
	Sep 30, 2007	Sep 30, 2006	Sep 30, 2007	Sep 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
OPERATING PERFORMANCE:
Average loans	$570,631	$505,606	$586,463	$456,034
Average investment securities	76,149	85,914	95,654	87,221
Average other interest-earning assets	35,967	12,885	46,713	15,709
Average non - interest - earning assets	18,283	46,859	28,692	44,492

Total Average Assets	$701,030	$651,264	$757,522	$603,456

Average interest bearing deposits	$631,753	$519,221	$653,705	$469,149
Average borrowings	9,365	25,180	25,204	26,079
Average non - interest bearing liabilities	26,721	35,367	31,250	35,728

Total Average Liabilities	667,839	579,768	710,159	530,956

Total average equity	33,191	71496	47,363	72,500

Total Average Liabilities And Equity	$701,030	$651,264	$757,522	$603,456

Interest rate yield on loans	5.96%	7.35%	6.32%	7.19%
Interest rate yield on investment securities	5.06%	4.66%	5.02	4.53
Interest rate yield on other interest-earning assets	5.17%	5.20%	5.28	4.75

Interest Rate Yield On Interest Earning Assets	5.82%	6.92%	6.08	6.70

Interest rate expense on deposits	5.17%	4.58%	5.03	4.24
Interest rate expense on borrowings	4.20%	3.35%	4.37	3.08

Interest Rate Expense On Interest Bearing Liabilities	5.15%	4.52%	5.00	4.18

Interest rate spread	0.67%	2.40%	1.08	2.52

Net interest margin	0.98%	2.85%	1.42	3.00

Other operating income / Average assets	0.25%	0.34%	0.28%	0.37%
Other operating expense / Average assets	3.86%	4.21%	3.65	3.88
Efficiency ratio (non-interest expense / revenue)	318.85%	141.12%	221.36	122.83
Return on average assets	(8.03)%	(0.89)%	(6.24)	(0.55)
Return on average equity	(169.65)%	(8.08)%	(99.74)	(4.56)

Average equity / Average assets	4.73%	10.98%	6.25	12.01

Coast Financial Holdings, Inc.	Page 7 of 8	10/26/2007

About Coast Financial Holdings:

Coast Financial Holdings, Inc. through its banking subsidiary, Coast Bank of Florida (www.coastfl.com), operates 20 full-service banking locations in Manatee, Pinellas, Hillsborough and Pasco counties, Florida. Coast Bank of Florida is a commercial bank that provides full-service banking operations to its customers from its headquarters location and from branch offices in Bradenton, Longboat Key, Seminole, Dunedin, Clearwater, Kenneth City, Brandon, St. Petersburg, Lutz, Largo and Pinellas Park.

This press release and other statements to be made by the Company contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including but not limited to statements relating to projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies, and objectives for future operations, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry, or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and conditional verbs such as “may,” “could,” and “would,” and other similar expressions or verbs. Such forward-looking statements reflect management’s current expectations, beliefs, estimates, and projections regarding the Company, its industry and future events, and are based upon certain assumptions made by management. These forward-looking statements are not guarantees of future performance and necessarily are subject to risks, uncertainties, and other factors (many of which are outside the control of the Company) that could cause actual results to differ materially from those anticipated. These risks, uncertainties, and other factors include, among others: changes in general economic or business conditions, either nationally or in the State of Florida, changes in the interest rate environment, the Company’s ability to successfully open and operate new branches and collect on delinquent loans, changes in the regulatory environment, and other risks described in the Company’s Form 10-K for the fiscal year ended December 31, 2006, and as described from time to time by the Company in other reports filed by it with the Securities and Exchange Commission. Any forward-looking statement speaks only to the date on which the statement is made, and the Company disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. If the Company does update any forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

Further information may be obtained by contacting Tramm Hudson at 941/993-5902.

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